Exhibit 5.1

                                   LAW OFFICES

                           JOEL BERNSTEIN, ESQ., P.A.

11900 BISCAYNE BLVD., SUITE 604
TELEPHONE: 305.892.1122
MIAMI,  FLORIDA 33181
                                                         FACSIMILE: 305.892.0822

August 2, 2001

American Access Technologies, Inc.
37 Skyline Drive
Suite 1101
Lake Mary, FL 32746

Gentlemen:

I have acted as special counsel to American Access Technologies, Inc,, a Florida corporation (the "Corporation"), in connection with the offering of 1,660,860 shares of Common Stock by Selling Shareholders. The offering of the shares is to be made pursuant to Registration Statement on Form SB-2 filed with the Securities and Exchange Commission - File No. 333-63462 (the "Registration Statement").

I have acted as special counsel to the Corporation in connection with the shares.

Please be advised that I am of the opinion that the Corporations's Common Stock to be offered pursuant to the Registration Statement has been duly authorized by the Corporation. The Common Stock issued and to be issued to the Selling Sharehodlers as described in the Registration Statement will be validly issued by the Corporation under the Florida Business Corporation Act and full paid and non-assessable.

We consent to the use of our name in the Registration Statement in the section of the Prospectus entitled "Legal Matters" and the filing of this letter as an exhibit to the Registration Statement.

Very truly yours,

/s Joel Bernstein, Esq., P.A.
Joel Bernstein, Esq., P.A.